EXHIBIT 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

December 19, 2005

Tejon Ranch Co.

P.O. Box 1000

Lebec, California 93243

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special counsel to Tejon Ranch Co., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a Form S-3 Registration Statement of 2,191,730 shares of its common stock, par value $0.50 per share (the “Shares”). The Shares include 1,000,000 shares of common stock, par value $.50 per share, of the Company owned by Ardell Investment Company (“Ardell”), 1,140,630 shares of common stock, par value $.50 per share, of the Company owned by M.H. Sherman Company (“Sherman”) and 51,100 shares of common stock, par value $.50 per share, of the Company owned by Donald Haskell (“Haskell” and, collectively with Ardell and Sherman, the “Selling Holders”).

In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. We have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares to be sold by the Selling Holders are legally issued, fully paid and non-assessable shares of common stock of the Company.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of California and the United States of America, as well as the General Corporation Law of the State of Delaware. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the General Corporation Law of the State of Delaware and have made such review thereof as we consider necessary for purposes of rendering this opinion. This opinion is limited to the effect of the present state of the laws of the State of California, the United States of America and the General Corporation Law of the State of Delaware and the facts as they presently exist.

We hereby consent to the filing of this opinion letter as an exhibit to the registration statement covering resales of the Shares and to the reference to this firm under the caption “Legal Matters” contained therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP